Exhibit 99.2

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM PRESENTS FOURTH QUARTER AND YEAR-END 2011

FINANCIAL RESULTS AND RECENT DEVELOPMENTS

SAN DIEGO, CA – March 30, 2012 – Cardium Therapeutics (NYSE AMEX: CXM) today presented highlights of financial results for its fourth quarter and fiscal year ended December 31, 2011, and other recent developments and outlook for 2012.

Highlights of 2011 and Recent Developments

•	Initiated market introduction of Cardium’s new Excellagen™ professional-use, high molecular weight formulated collagen topical gel following FDA 510(k) clearance received in fourth quarter 2011;

•	Entered into first international marketing and sales agreement with BL&H Co. Ltd for the commercialization of Excellagen™ in the South Korean market;

•

Initiated the ASPIRE Phase 3 registration study, a 100-patient randomized and controlled multi-center study to be conducted at up to six leading cardiology centers in Russia, designed to evaluate the therapeutic efficacy of the Company’s Generx® (Ad5FGF-4) product candidate in patients with myocardial ischemia due to coronary artery disease;

•	Developed new Cerex™, to support cognitive function*, Alena™, an all-natural, non-stimulant carbohydrate blocker*, and D-Sorb™, 2000 IUs of Vitamin D3 for MedPodium healthy lifestyle brand;

•

Completed test marketing of MedPodium Nutra-Apps® Neo-Energy® and Neo-Carb Bloc® products at 400 convenience stores in the Southern and Southwestern U.S. with plans to broaden distribution nationally and into the food, drug and mass markets;

•	Partnered with Nutritional Productions International (NPI) and InHealth Media to market the MedPodium brand and distribute MedPodium Nutra-Apps to retail and online outlets across the U.S.;

•

Partnered with SourceOne Global Partners for the joint development and commercialization of customized nutritional supplements, as well as pharmaceuticals and medical foods based on SourceOne’s branded ingredients;

•

During 2011 and first quarter 2012, the Company raised a total $11.0 million net proceeds through a registered direct equity investment by institutional and accredited investors in the first quarter 2012 for net proceeds of $4.6 million, and at-the-market transactions during 2011 and first quarter 2012 for net proceeds totaling $6.4 million; and

•	Regained compliance with NYSE Amex Exchange listing guidelines.

Outlook for 2012

During 2012, Cardium plans to advance the commercialization of its new Excellagen wound care product through strategic partners in the U.S., as well as internationally; develop new product extensions based on Excellagen’s formulated collagen product platform for additional wound healing applications; advance forward with the ASPIRE Generx clinical study at leading medical centers in the Russian Federation for patients with advanced coronary disease; introduce additional product line extensions and broaden national distribution of the Company’s MedPodium healthy lifestyle product platform; and continue to identify and evaluate businesses, product opportunities and technologies for potential acquisition on favorable economic terms consistent with the Company’s long-term business strategy.

Financial Report

For the fourth quarter ended December 31, 2011, the Company presented a loss from operations of $1.9 million, compared to a $1.5 million loss from operations for the fourth quarter in 2010. The increase in operating loss is mainly attributed to an increase in research and development spending associated with the initiation of the Generx ASPIRE Phase 3 registration study and expenses related to the commercial development of Excellagen and the one-time $244,000 Federal grant received in 2010. Net loss for the fourth quarter ended December 31, 2011 was $2.1 million, or $(0.02) per share, compared to net income of $443,000, or $0.01 per share for the same period in 2010. The decrease in net income during this period was due to a favorable change in fair value of derivative liabilities of $1.5 million recorded in the fourth quarter of 2010 compared to an unfavorable $175,000 recorded in the fourth quarter of 2011 and the one-time gain on the Company’s 2010 warrant exchange of $474,000.

For the year ended December 31, 2011, the Company presented a loss from operations of $7.4 million compared to a loss from operations of $6.8 million for the year ended December 31, 2010. Cardium presented a net loss of $7.1 million, or $(0.08) per share, for the year ended December 31, 2011, compared to a net loss of $4.7 million, or $(0.06) per share for the year ended December 31, 2010, the increase in the Company’s net loss during this period was due to a favorable change in fair value of derivative liabilities of $1.5 million recorded in 2010 compared to a favorable $283,000 recorded in 2011 and the one-time gain on the Company’s 2010 warrant exchange of $474,000.

Research and development costs for the three months ended December 31, 2011 totaled $719,000 and general and administrative expenses were $1.2 million, compared to $443,000 and $1.3 million, respectively, for the same period last year. For the year ended December 31, 2011, research and development expense totaled $2.6 million and general and administrative expenses were $4.8 million, compared to $2.3 million and $4.7 million, respectively, for 2010. The increase in research and development expenses in 2011 was primarily due to increased costs related to the initiation of the Generx ASPIRE Phase 3 Registration study and expenses related to the commercial development of Excellagen.

The change in fair value of derivative liabilities was an unfavorable $175,000 for the three months ended December 31, 2011 and a favorable change of $283,000 for the year ended

December 31, 2011, and the Company ended the year with derivative liabilities at December 31, 2011 of $86,000. This non-cash liability represents the fair market value of warrants which were previously issued with down round price protection provisions and therefore recorded as derivative liabilities and the non-cash changes in value are required to be recorded in the income statement quarterly.

Cardium ended the 2011 year with a total of $4.9 million in cash ($4.7 million in cash and $200,000 in restricted cash) compared to $8.1 million in the previous year. For the year ended December 31, 2011, Cardium sold 10.5 million shares of common stock in at-the-market transactions for net proceeds of $4.5 million. The total shares of common stock outstanding at December 31, 2011 were 96.6 million compared to 83.1 million shares of common stock outstanding at December 31, 2010.

During the first quarter 2012, the Company raised an additional $4.6 million in net proceeds through the completion of a registered direct equity financing with three institutional and accredited investors with the issuance of 17.9 million shares of Cardium common stock priced at $0.28 per share with no warrant coverage and through the sale of 5.2 million shares of common stock under at-the-market transactions for net proceeds of $1.9 million.

The Company also indicated that the audit opinion accompanying its consolidated financial statements for the year ended December 31, 2011, would again contain a going concern qualification from its independent registered public accounting firm, Marcum LLP. Consistent with its business strategy and as outlined in this press release, Cardium plans to raise additional funds through the strategic sale or monetization of its operating units, entering into strategic licensing agreements, through the future sales of Excellagen, sales of its MedPodium products, and/or other financing transactions.

Excellagen Commercialization Plans

Cardium received FDA 510(k) clearance for marketing and sales in the U.S. of its Excellagen™ professional-use, sterile, syringe-based wound care product for the management of diabetic foot ulcers, pressure ulcers and other dermal wounds in fourth quarter 2011. The Company recently announced the U.S. introduction of Excellagen and a logistics and cold chain agreement with Smith Medical Partners. Cardium’s new and unique Excellagen product is a high molecular weight, sterile, professional use, Type-I bovine collagen topical gel supplied in ready-to-use, prefilled, single-use syringes. Excellagen is intended for physician use following surgical debridement procedures, and is engineered to support a favorable wound healing environment for non-healing lower extremity ulcers in diabetic patients. Excellagen’s viscosity optimized biocompatible gel formulation requires application at only one or two week intervals. It is recommended that Excellagen be applied following surgical debridement in the presence of blood cells and platelets, which are involved with the release of endogenous growth factors. Cardium’s market research indicates that physicians seek easy-to-use products to reduce preparation time and facilitate product application, and Excellagen’s syringe-based collagen gel requires no thawing or mixing. Because of its specialized formulation, only a thin layer needs to be applied over the wound area, and one syringe containing 0.5 cc of Excellagen covers wounds up to 5 cm2 in size using the supplied 24-gauge sterile, single-use flexible applicator tip.

Initially, the Company’s marketing efforts will be focused on targeted e-marketing and supported by the new unilateral logistics capabilities of Smith Medical Partners. Cardium also plans to present and exhibit at medical trade shows, provide a website physician locator, build a network of key opinion leaders, and additional sales and marketing programs. The Company plans to exhibit Excellagen at upcoming medical meetings including the APWCA (American Professional Wound Care Association) 2012 Meeting, March 29—April 1, 2012 in Orlando, Florida; and the

SAWC Symposium on Advanced Wound Care Meeting, April 19-22, 2012 in Atlanta, Georgia. Consistent with Cardium’s business strategy (and similar to the business strategy for the Company’s InnerCool operating unit, which was sold to Philips Electronics), Cardium does not plan to establish an extensive sales force, but rather, following Excellagen’s initial market introduction, to look to strategic commercialization partners with existing sales and marketing forces in the U.S., as well as internationally. In line with this strategy, in January 2012, the Company announced an agreement for the sale and distribution of Excellagen in South Korea, which represents the first of what Cardium plans to be a series of marketing and distribution agreements with commercialization partners in the U.S. and other markets.

To learn more about Excellagen and for product ordering information, please visit http://www.excellagen.com and view the informational video, Excellagen: A New Wound Care Pathway for Diabetic Foot Ulcers, at http://www.youtube.com/watch?v=D2GYCYc_8JE.

Generx Commercial Development Plans

Cardium recently announced the initiation of the ASPIRE Phase 3 registration study to evaluate the therapeutic effects of its lead product candidate, Generx® (Ad5FGF-4) in patients with myocardial ischemia due to coronary artery disease. The ASPIRE study, a 100-patient, randomized and controlled multi-center study to be conducted at up to six leading cardiology centers in the Russian Federation, is designed to further evaluate the safety and effectiveness of Cardium’s Generx DNA-based angiogenic product candidate, which has already been tested in clinical studies involving 650 patients at more than one hundred medical centers in the U.S., Europe and elsewhere. The efficacy of Generx will be quantitatively assessed using rest and stress SPECT myocardial imaging (Single-Photon Emission Computed Tomography) to sensitively measure improvements in microvascular cardiac perfusion following a one-time, non-surgical, catheter-based administration of Generx.

The Cedars-Sinai Medical Center Nuclear Cardiology Core Laboratory in Los Angeles, California, will serve as the central core lab for the ASPIRE study and will be responsible for the analysis of SPECT myocardial imaging data electronically transmitted from the Russian medical centers participating in the ASPIRE study. Advanced Biosciences Research, an affiliate of bioRASI which is a global clinical research organization, is Cardium’s Russian sponsor and development partner and is responsible for the ASPIRE program management and regulatory compliance.

Generx is a disease-modifying regenerative medicine biologic that is being developed to offer a one-time, non-surgical option for the treatment of myocardial ischemia in patients with stable angina due to coronary artery disease, who might otherwise require surgical and mechanical interventions like coronary artery by-pass surgery or balloon angioplasty and stents. Like surgical/mechanical revascularization approaches, the goal of Cardium’s Generx product candidate is to improve critical blood flow to the heart muscle – but to do so non-surgically, following a single administration from a standard cardiac infusion catheter.

The ASPIRE trial represents the fifth clinical study under Generx’s clinical development program that when completed will have enrolled more than 750 patients at over 100 medical centers throughout the U.S., Canada, South America, Western Europe and Russia. With positive safety and efficacy data from this single registration study, a Generx registration dossier would become eligible for submission for marketing and sales in the Russian Federation, and would support submissions seeking approval for marketing and sales of Generx in certain other countries of the Commonwealth of Independent States, comprising former republics under the Soviet Union. The ASPIRE study is also specifically designed to provide additional clinical evidence regarding the safety and effectiveness of Generx that would be useful for optimizing and broadening commercial development pathways in other industrialized countries such as Brazil, India, Europe and the United States.

The ASPIRE study (A Randomized, Controlled, Parallel Group, Multi-center Study To Evaluate The Efficacy And Safety Of Ad5FGF-4 Using SPECT Myocardial Perfusion Imaging In Patients With Stable Angina Pectoris) is expected to enroll approximately 100 men and women with myocardial ischemia due to coronary artery disease at up to six leading medical centers in Moscow. The study’s primary efficacy endpoint will be the improvement in reversible perfusion defect size as measured by SPECT imaging both at rest and under cardiovascular stress. The Russian Health Authority has assigned Generx the therapeutic drug trade name of Cardionovo™ for marketing and sales in Russia. Additional information about the ASPIRE study is available at http://clinicaltrials.gov/ct2/show/NCT01550614?term=cardium&rank=1.

Recent data from preclinical research conducted at Emory University provided further support for the apparent safety and effectiveness of Generx as a potential one-time non-surgical approach to the treatment of coronary heart disease. This important study demonstrated that induced transient ischemia, using a standard angioplasty balloon catheter, combined with the intracoronary co-infusion of nitroglycerin, substantially enhanced adenovector-mediated gene expression in the heart. Use of these newly applied gene transfer techniques increased the efficiency of gene transfer in preclinical studies by more than two orders of magnitude (p<0.001). These findings have been incorporated into the protocol for the ASPIRE study and the new data underscore the expected benefit of Cardium’s improved adenovector administration methods. Use of combined non-surgical, percutaneous balloon catheter-based delivery with transiently-induced ischemia and nitroglycerin to enhance uptake is expected to lead to improved microvascular circulation in the heart. By increasing gene transfer efficiency, this modified delivery approach allows maximizing targeted expression of FGF-4 protein within the ischemic heart of all treated patients, where the resulting angiogenesis or blood vessel growth can bring about improved blood flow. Traditional interventional approaches such as coronary artery bypass surgery (CABG) or angioplasty and stenting (PCI), not only require invasive and costly surgical procedures but they can only directly target selected vulnerable spots in larger vessels that are susceptible to treatment and reachable through mechanical intervention. The recent data, which were presented at the 2012 Annual Gene and Cell Therapy Forum entitled “ASPIRE Trial: A Phase 3 Pivotal Registration Trial Incorporating Preclinical and Clinical Lessons Learned in the Past Decade,” can be viewed at http://www.cardiumthx.com/generx.html.

Additional information about Generx and the ASPIRE study is available in a Company presentation titled, Generx Angiogenic Therapy: Regenerative Medicine for Interventional Cardiology, at http://phx.corporate-ir.net/phoenix.zhtml?c=77949&p=irol-presentations and by viewing, “Cardium Generx Cardio-Chant” at http://www.youtube.com/watch?v=pjUndFhJkjM.

MedPodium’s Healthy Lifestyle Brand

Cardium continued the development of new products for its MedPodium healthy lifestyle brand and Nutra-Apps product portfolio. Products selected for the MedPodium portfolio are expected to be substantiated with scientific data supporting an understanding of the mechanism of action, have well-defined manufacturing standardizations, and allow for easy to use formulation and dosage. The Company expanded its MedPodium portfolio through the introduction Cerex™ (Panax quinquefolius/ Cereboost™) to support cognitive function*, Alena™ (Phase 2® Extra-Strength and ChromeMate®), an all-natural, non-stimulant carbohydrate blocker*, D-Sorb™ 2000 IUs of Vitamin D3 (featuring SourceOne Global Partners’ unique VESIsorb® lipid-based delivery, which allows the Vitamin D to become more water soluble, which has been clinically proven to provide increased absorption and bioavailability.*)

During the year, Cardium also announced the launch of its MedPodium Nutra-Apps® product line. MedPodium’s Neo-Energy® is a dietary supplement capsule that provides a customized blend of natural caffeine, green tea leaf extract and Vitamin B3 (Niacin). Each of Neo-Energy’s small, easy-to-use capsules provides an amount of caffeine comparable to commonly-sold energy shots or a premium coffee, or multiple cans (about 20 ounces) of various energy drinks. A pocket-sized pack containing four Neo-Energy capsules will be sold for approximately the same retail price as a single liquid energy shot or beverage. In addition, Neo-Energy capsules have no sugar, no calories, and no aftertaste as commonly found in various drinks.*

MedPodium’s new Neo-Carb Bloc® is a dietary supplement that features a custom formulation of maximum strength Phase 2™, a white kidney bean extract that has been clinically studied and shown to reduce the enzymatic digestion of dietary starches contained in many carbohydrate-rich foods such as pastas, rice, crackers, breads, pastries, potato chips, and donuts.* Sold in convenient, pocket-sized packages of two small, easy-use capsules, Neo-Carb Bloc® is designed to selectively reduce the uptake of the types of carbohydrates found in many starchy foods, without blocking the absorption of “good” simple carbohydrates such as those derived from vegetables and whole grains.*

MedPodium’s Neo-Energy and Neo-Carb Bloc are currently available at approximately 400 test convenience stores in the Southern and Southwestern U.S. and the Company plans to expand the Nutra-Apps product portfolio with the addition of other product offerings, and to broaden distribution nationally into the food, drug and mass markets. The Company recently partnered with Nutritional Productions International (NPI) and InHealth Media to market the MedPodium brand and distribute Nutra-Apps products to retail and online outlets across the U.S. For information about MedPodium’s healthy lifestyle products, please visit www.medpodium.com. A new Nutra-Apps video, “Nutra-Apps: Fuel your Lifestyle”, is at http://www.youtube.com/watch?v=BtGqfI0Vfvs.

Financial Highlights

In early 2012, Cardium reported that it had received notice from NYSE Regulation that the Company is now considered to have resolved the listing deficiencies referenced in the NYSE Amex LLC’s letter dated November 26, 2010, as previously reported, and that it had regained compliance with the corresponding requirements of the Exchange. The Exchange indicated that as with all listed issuers, the Company’s continued listing eligibility will continue to be assessed on an ongoing basis and that the Company is subject to the provisions of Section 1009(h) of the NYSE Amex Company Guide, which may be accessed at www.nyse.com/regulation.

In 2011 and first quarter 2012, the Company completed a registered direct equity financing with three institutional and accredited investors for net proceeds of approximately $4.6 million, after deducting placement agent’s fees and estimated offering expenses. The investors purchased an aggregate of 17.9 million shares of the Company’s common stock for a price of $0.28 per share with no warrant coverage. In addition, during 2011 and the first quarter 2012, the Company sold 15.7 million shares of common stock in at the-market transactions for net proceeds of $6.4 million.

During the year, Cardium entered into a cross-strategic equity investment with SourceOne Global Partners, for the joint development and commercialization of customized nutritional supplements, as well as pharmaceuticals and medical foods based on SourceOne’s branded ingredients.

The Company announced plans to acquire substantially all of Transdel Pharmaceuticals’ business assets in connection with a proposed asset purchase with expedited review under Section 363 of the Bankruptcy Code. Transdel’s major creditor had filed a declaration in favor of

Cardium’s proposed purchase, but subsequently opposed the sale, potentially to offer a plan of its own, which led to the court denying Transdel’s motion for expedited review. Cardium is continuing to evaluate its options with respect to the Transdel transaction, including its rights to a $500,000 “break-up fee” plus certain expenses and costs that were provided in the asset purchase agreement. Cardium continues to identify and evaluate other companies and businesses, as well as licenses covering product opportunities and technologies to acquire on favorable economic terms consistent with its long-term business strategy.

About Cardium

Cardium is a health sciences and regenerative medicine company focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses with the potential to address significant unmet medical needs that have definable pathways to commercialization, partnering and other economic monetizations. Cardium’s current medical opportunities portfolio, which is focused on health sciences and regenerative medicine, includes the Tissue Repair Company, Cardium Biologics, and the Company’s in-house MedPodium Health Sciences healthy lifestyle product platform. The Company’s lead commercial product Excellagen™ topical gel for wound care management recently received FDA clearance for marketing and sale in the United States. Cardium’s lead clinical development product candidate Generx® is a DNA-based angiogenic biologic intended for the treatment of patients with myocardial ischemia due to coronary artery disease. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from expectations. For example, there can be no assurance that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or in actual use; that new clinical studies will be successful or will lead to approvals or clearances from health regulatory authorities, or that approvals in one jurisdiction will help to support studies or approvals elsewhere; that the company can attract suitable commercialization partners for our products or that we or partners can successfully commercialize them; that our product or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive or blocked by third party proprietary rights or other means; that the products and product candidates referred to in this report or in our other reports will be successfully commercialized or will enhance our market value; that new product opportunities or commercialization efforts will be successfully established; that third parties on whom we depend will perform as anticipated; that we can raise sufficient capital from partnering, monetization or other fundraising transactions to maintain our stock exchange listing or adequately fund ongoing operations; or that we will not be adversely affected by these or other risks and uncertainties that could impact our operations, business or other matters, as described in more detail in our filings with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2012 Cardium Therapeutics, Inc. All rights reserved.

For Terms of Use Privacy Policy, please visit www.cardiumthx.com.

Cardium Therapeutics™, Generx®, Cardionovo™, Tissue Repair™, Gene Activated Matrix™, GAM™, Excellagen™, Excellarate™, Osteorate™, MedPodium™, Appexium™, Linée™, Alena™, Cerex™, D-Sorb™, Neo-Energy®, Neo-Carb Bloc®, Neo-Chill™, and Nutra-Apps® are trademarks of Cardium Therapeutics, Inc. or Tissue Repair Company.

Phase 2® is a registered trademark of Pharmachem Laboratories. ChromeMate® is a registered trademark of InterHealth Nutraceuticals, Inc. VESIsorb® and Vitamin D-Sorb™ are trademarks of SourceOne Global Partners.

*	Note: These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease.

- Continued -

Cardium Therapeutics, Inc.

Selected Condensed Consolidated Results of Operations

	Three months ended December 31,		The year ended December 31,
	2011	2010	2011	2010
Revenues	$—	$244,479	$—	$244,479
Research and development	(718,845)	(442,664)	(2,593,258)	(2,313,839)
General and administrative	(1,183,039)	(1,297,843)	(4,824,659)	(4,700,404)

Loss from operations	(1,901,884)	(1,496,028)	(7,417,917)	(6,769,764)

Interest income (expense), net	78	6,103	5,683	30,688
Gain on warrant exchange	—	473,872	—	473,872
Change in fair value of derivative liabilities	(175,057)	1,458,633	283,142	1,528,913

Income (loss) from continuing operations	(2,076,863)	442,580	(7,129,092)	(4,736,291)

Net income (loss)	$(2,076,863)	$442,580	$(7,129,092)	$(4,736,291)

Net loss per common share – basic and diluted	$(0.02)	$0.01	$(0.08)	$(0.06)

Weighted average common shares outstanding – basic and diluted	90,908,169	79,477,951	85,066,566	73,852,167

*	Please refer to the reconciliation of Non-GAAP measures included in this release.

Selected Condensed Consolidated Balance Sheet Data

	December 31, 2011	December 31, 2010
Cash and cash equivalents	$4,721,279	$6,644,054
Restricted cash	200,000	1,425,000
Inventory	434,130	—
Prepaid expenses and other current assets	68,204	43,135
Property and equipment, net	135,581	234,942
Technology and other long-term assets	1,944,035	1,164,944

Total assets	$7,503,229	$9,512,075

Accounts payable and accrued liabilities	$1,214,480	$1,345,981
Derivative liabilities	85,506	573,073
Long-term liabilities	118,313	164,782

Total liabilities	1,418,299	2,083,836

Stockholder’s equity	6,084,930	7,428,239

Total liabilities and stockholder’s equity	$7,503,229	$9,512,075

Cardium Therapeutics, Inc.

Reconciliation of Non-GAAP Measure

As of December 31, 2011

	Three months ended December 31,		The year ended December 31,
	2011	2010	2011	2010
Net income (loss)	$(2,076,863)	$442,580	$(7,129,092)	$(4,736,291)
Add (subtract)
Stock based compensation expense	46,545	75,139	181,229	390,268
Change in fair value of derivative liabilities	175,057	(1,458,633)	(283,142)	(1,528,913)
Gain on warrant exchange	—	(473,872)	—	(473,872)

Non-GAAP net loss	$(1,855,261)	$(1,414,786)	$(7,231,005)	$(6,348,808)

Non-GAAP net loss per common share – basic and diluted	$(0.02)	$(0.02)	$(0.09)	$(0.09)

Weighted average common shares outstanding – basic and diluted	90,908,169	79,477,951	85,066,566	73,852,167

Non-GAAP Financial Measure

To supplement our condensed consolidated financial statements, which statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America (GAAP), we use a non-GAAP financial measure called non-GAAP earnings or loss per share. We define non-GAAP earnings or loss per share as net income or loss not including the impact of non-cash items including stock-based compensation, change in fair value of derivative liabilities and gain on exchange of warrants.

It should be noted that basic and diluted weighted average shares are determined on a GAAP basis and the resulting share count is used for computing both GAAP and non-GAAP basic and diluted earnings per share.

With the adoption of ASC 815 and its very substantial impact on our total liabilities including certain non-cash derivative liabilities and corresponding reported net gains and losses arising from changes in the underlying market value of our common stock, we believe that non-GAAP earnings or loss per share provides meaningful supplemental information regarding our performance by excluding certain expenses that may not be indicative of the core business operating results and may help in comparing current-period results with those of prior periods as well as with our peers. We present this information to investors as an additional tool for evaluating our financial results in a manner that reflects ongoing operations and facilitates comparisons with operating results from prior periods. The presentation of this additional non-GAAP information is intended to provide investors with additional incremental tools for their review of our results and is not meant to be considered in isolation or as a substitute for financial information presented in accordance with GAAP.